- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  PRELIMINARY PROXY STATEMENT                     / /  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                                                     (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  DEFINITIVE PROXY STATEMENT
/ /  DEFINITIVE ADDITIONAL MATERIALS
/ /  SOLICITING MATERIAL PURSUANT TO SEC.240.14A-11(C) OR SEC.240.14A-12

                                   RUBBERMAID
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
  (1) Title of each class of securities to which transaction applies:
  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
  (4) Proposed maximum aggregate value of transaction:
  (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
  (1) Amount Previously Paid:
  (2) Form, Schedule or Registration Statement No.:
  (3) Filing Party:
  (4) Date Filed:

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              [Rubbermaid Logo]
                            RUBBERMAID INCORPORATED
                                1147 AKRON ROAD
                              WOOSTER, OHIO 44691

- ---------
        Dear Shareholder:
- -------------------------------------------------------------------------------

          You are cordially invited to attend the Annual Meeting of Shareholders to be held at Fisher Auditorium, Ohio Agricultural Research and Development Center, Wooster, Ohio at 9:00 a.m., on April 25, 1995.

          The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to mark your choices on the enclosed proxy card and to sign and return it in the envelope provided. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote by ballot.

          Admission to the meeting will be by admission card only. If you plan to attend please mark the appropriate box on the enclosed proxy card so that we can mail an admission card to you in advance of the meeting. If you are a stockholder whose shares are not registered in your own name please write the Corporate Secretary, 1147 Akron Road, Wooster, Ohio 44691 to request an admission card furnishing proof of shareholder status, such as a bank or brokerage firm account number.

          We look forward to seeing you at the meeting.

                                        Sincerely yours,

                                        Wolfgang R. Schmitt

                                        WOLFGANG R. SCHMITT
                                        Chairman of the Board
                                        and Chief Executive Officer

                              [Rubbermaid Logo]
                            RUBBERMAID INCORPORATED
                                1147 AKRON ROAD
                              WOOSTER, OHIO 44691

- ---------
        Notice of Annual Meeting of Shareholders -- April 25, 1995
- --------------------------------------------------------------------------------

          The Annual Meeting of the Shareholders of Rubbermaid Incorporated will be held at the Fisher Auditorium, Ohio Agricultural Research and Development Center, Wooster, Ohio, at 9:00 a.m., April 25, 1995, for the following purposes:

                  1. To elect Directors.

                  2. To consider and act upon a shareholder proposal concerning the tabulation of proxies.

                  3. To transact such other business as may properly come before the meeting and any adjournments thereof.

          Shareholders of record at the close of business on February 24, 1995, will be entitled to vote at the Annual Meeting and any adjournments thereof.

          By order of the Board of Directors.

                                                    JAMES A. MORGAN
                                                       Secretary

        Wooster, Ohio
        March 10, 1995
        Approximate date of mailing to shareholders

                              [Rubbermaid Logo]
                            RUBBERMAID INCORPORATED

                                PROXY STATEMENT

                                                                  March 10, 1995

- ---------
        Solicitation and Revocation of Proxies
- -------------------------------------------------------------------------------

          The accompanying Proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held on April 25, 1995. A Proxy may be revoked by the maker by notice to the Company in writing or in open meeting without affecting any vote previously taken. A Proxy is not revoked by the death or incompetency of the maker unless, before the authority granted thereunder is exercised, written notice of such death or incompetency is received by the Company from the executor or administrator of the estate or from a fiduciary having control of the shares represented by such Proxy.

          The expense of solicitation of proxies will be borne by the Company. Solicitation will be made only by mail, except that, if necessary, regular employees of the Company without additional compensation therefor may make solicitation by telephone or telecopy. The Company has also engaged a professional proxy solicitation firm to aid in the solicitation of proxies, for whose services the Company will pay a fee of not more than $10,000.

          The matters to be considered and acted upon at the Annual Meeting are referred to in the preceding Notice. If the enclosed Proxy is properly executed and returned to the Company, all shares represented thereby will be voted as indicated thereon.

- ---------
        Annual Report
- -------------------------------------------------------------------------------

          The Annual Report of the Company for the year ended December 31, 1994, is being mailed to shareholders with this Proxy Statement.

- ---------
        Voting Securities
- -------------------------------------------------------------------------------

          As of March 1, 1995, there were outstanding 161,074,761 Common Shares of the Company, which is the only class of stock outstanding and entitled to vote at the Annual Meeting or any adjournment thereof. The holders of such shares will be entitled to cast one vote for each share held of record as of the record date. A quorum for the transaction of business at the Annual Meeting requires representation, in person or by proxy, of a majority of the issued and outstanding shares. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against certain proposals or a director nominee, as each abstention or broker non-vote would be one less vote in favor of such a proposal or for a director nominee.

          If notice in writing shall be given by any shareholder to the President, a Vice President, or the Secretary, not less than 48 hours before the time fixed for the holding of the meeting, that such shareholder desires that the voting for Directors be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the President or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as the shareholder possesses at such election and to give one candidate as many votes as the number of Directors to be elected multiplied by the number of such votes equals, or to distribute the votes on the same principle among two or more candidates, as the shareholder sees fit. The accompanying proxy solicits the discretionary authority for the Proxy Committee to cumulate votes should cumulative voting be effective for this meeting.

- ---------
        Election of Directors
- -------------------------------------------------------------------------------

          The terms of four incumbent Directors, Ms. Coulson and Messrs. Barrett, Carroll and Minter, expire at the forthcoming Annual Meeting of Shareholders. Ms. Coulson will be retiring from the Board and will not, therefore, stand for reelection. The Board wishes to express its appreciation to Ms. Coulson for her contributions and dedication during her 13 years of service on the Board.

          Pursuant to a policy previously adopted by the Board, Mr. Ebert is scheduled to retire from the Board at the Annual Meeting of Shareholders in 1998. To accommodate this, it is intended that Mr. Ebert will resign from his present class (1996) immediately prior to the election of Directors at the Annual Meeting and along with Messrs. Barrett, Carroll and Minter be a nominee for election to the class of Directors whose terms expire in 1998. This will leave a vacancy in the 1996 class of Directors; however, the Board has no immediate plans to fill the vacancy and has previously, pursuant to the Company's Code of Regulations, provided that the size of the Board be set at 11 effective with Ms. Coulson's retirement from the Board. Pursuant to the Code of Regulations, the Board has the authority to determine the number of Directors within a range of 10 to 14.

          It is intended that proxies for the Board of Directors containing no designation to the contrary will be voted for the election of Messrs. Barrett, Carroll, Ebert and Minter to the class of Directors whose terms will expire in 1998. Pursuant to the Company's Code of Regulations, the nominees receiving the greatest number of votes at the Annual meeting will be elected.

          If for any reason any nominee is not available when the election occurs, the Proxy Committee will vote in accordance with its best judgment. The Board of Directors has no reason to believe that any nominee will not be available.

- ---------
        Shareholder Proposal
- -------------------------------------------------------------------------------

        SHAREHOLDER STATEMENT AND PROPOSAL

          Allen Wolff, 1553 So. Carpenter Road, Brunswick, Ohio 44212-3826, who is the beneficial owner of 300 Common Shares, has advised the Company that he intends to present to the annual meeting the following proposal for which the Board of Directors and Rubbermaid accept no responsibility.

                Throughout corporate America, many stockholder proposals
              have been introduced to try to control compensation to directors and top management and to try to tie them in with profits and dividends. Management opposes this! ... Most shareholder proposals fail because (1) the investors are not organized and offer no alternatives, (2) management already controls a large number of votes and then rewards itself with more shares to vote against such proposals and (3) we are not playing on a level field; management gets to count unmarked proxies as voting in favor of their position and then is allowed to solicit proxies at the company's expense.

                I am particularly dismayed at the statement on proxies
              that says (in essence): "Proxies signed, but not specifically marked, will be voted as management has suggested".

                Management says that stockholders clearly understand how
              their votes will be counted if they don't put Xs in the boxes; yet many shareholders don't understand THAT, and it is especially true when shares are carried in street names. They say that this process allows the stockholder not to be burdened with making THREE OR FOUR Xs. WOW! How many shareholders even understand what they are being asked to vote upon?

                Last year, a similar proposal was made at the annual
              meeting, and merely reported to "have failed". When asked to report the voting, in detail, there were 14.8 million shares voted FOR, +4.6 million shares ABSTAINED, +16.8 broker non-votes (although no recorded non-votes for Board of Directors), making over 36 million shares NOT VOTED AGAINST this proposal. Of the 96 million shares counted against, were included the UNMARKED proxies, and although this proposal concerned UNMARKED proxies and the count was specifically asked for, THE BOARD "CONVENIENTLY" FAILED TO ENUMERATE THE UNMARKED PROXIES THAT WERE COUNTED IN FAVOR OF MANAGEMENT'S POSITION. (If they didn't count them, how did they know how many to include as NO votes?) One company even asked this proposee to pay $10,000 to get that figure. When RUBBERMAID was asked to provide a list of supporting shareholders so they might be contacted for this year's proposal, RUBBERMAID refused. Indiscretions like these make shareholders distrust those in power.

                Presently, only a few companies reveal totals, including
              the number of unmarked proxies and the number of shares they represent. In reviewing the results and trying to interpolate, it is easy to feel that the decisions on certain proposals might have been different if the rules were more democratic. The S.E.C. ALLOWS corporations to count unmarked ballots in favor of management, but does not mandate that they do so.

                Therefore, be it resolved that in future proxies of this
              company, there will be no discretionary power of voting by the named proxy-holder on any issue where no direction has been given, including ANY ISSUE "WHICH MAY PROPERLY COME UP AT THE MEETING".

        BOARD OF DIRECTORS' RECOMMENDATION AND STATEMENT

          Rubbermaid's proxy voting process is governed by and conducted in accordance with Ohio law and federal regulation. Mr. Wolff's request for a list of shareholders voting in favor of his wife's proposal last year was denied because individual shareholder voting information (favorable or unfavorable) is confidential. As described in the Report of the Compensation Committee appearing on page 10, Rubbermaid's executive compensation practices have always been tied directly to the profits of the Company. The dividends paid on the Company's stock have increased yearly for 40 consecutive years.

          The Board of Directors again recommends that shareholders vote AGAINST the proposal for the following reasons.

          The proposal seeks to take away from shareholders their right and ability to have their shares voted simply by signing a proxy card, without checking the separate boxes. Shareholders who do not want their shares counted in the voting for directors and any other issues presented at shareholders meetings always have the option of not sending in their proxy cards. When submitting a proxy card, however, a shareholder has two choices. The shareholder may give separate and specific instructions for each item on the proxy card, such as marking the FOR or AGAINST box for each item or striking names of nominees for directors with respect to which the shareholder wants to withhold votes. The shareholder then signs and dates the proxy card. As an alternative, a shareholder can simply sign and date the proxy card, and the proxy committee will be authorized to vote in accordance with the recommendations of the Board. Mr. Wolff's proposal would take away this second alternative and force every shareholder to mark the proxy card with respect to each proposal, even if the shareholder wants to accept the recommendation of the Board of Directors.

          The proposal would not give shareholders any new rights or powers. It would take away rights and powers that make it easy for shareholders to participate in shareholder meetings. For the reasons set forth above, the Board of Directors recommends that shareholders vote AGAINST the proposal.

        VOTE REQUIRED

          Approval of the Shareholder Proposal will require the affirmative vote of a majority of the shares voted on the Proposal at this meeting. The Board of Directors recommends a vote AGAINST the proposal.

- ---------
        Information as to Board of Directors and Nominees
- --------------------------------------------------------------------------------
                   TOM H. BARRETT            Age: 64
                   Director Since 1984       Expiration of Proposed Term: 1998

                   Partner, American Industrial Partners. Former Chairman and Chief Executive Officer, The Goodyear Tire & Rubber Company, Akron, OH (1989-1991), manufacturer of tires, chemicals, plastic film and other rubber products. Previously from
                   1988, President and Chief Executive Officer. Prior thereto and from 1982 President and Chief Operating Officer. Also Director of Air Products and Chemicals Inc., Fieldcrest Cannon Inc., Mutual Life Insurance Company of New York and
                   A. O. Smith Corporation.
        ------------------------------------------------------------------------
                   CHARLES A. CARROLL        Age: 45
                   Director Since 1993       Expiration of Proposed Term: 1998

                   President and Chief Operating Officer of the Company since September 1993. From 1990 until May 1994 he served as President of the Home Products Division. Prior thereto and from 1988, he was President of Rubbermaid Specialty Products. He has been employed by the Company in various sales and management capacities since 1971.

        ------------------------------------------------------------------------

                   ROBERT O. EBERT         Age: 67
                   Director Since 1976     Expiration of Proposed Term:1998
                   Investor.
        ------------------------------------------------------------------------
                   STANLEY C. GAULT        Age: 69
                   Director Since 1978     Expiration of Present Term: 1996

                   Chairman and Chief Executive Officer of The Goodyear Tire & Rubber Company, a manufacturer of tires, chemicals, polymers, plastic film and other rubber products, from June 1991. Previously Chairman and Chief Executive Officer of Rubbermaid Incorporated, (1980-1991, Co-Chairman 1992-1993). Also a director of Avon Products, Inc., International Paper Company, PPG Industries, Inc., The Timken Company and The
                   New York Stock Exchange, Inc.
        ------------------------------------------------------------------------
                   ROBERT M. GERRITY       Age: 57
                   Director Since 1993     Expiration of Present Term: 1996

                   Consultant to Kemper Securities Inc. Retired, former Vice Chairman (1991- 1993) of New Holland, n.v. headquartered in London, England, a worldwide manufacturer of agricultural and industrial equipment which was formed by Fiat S.p.A.
                   upon its acquisition of Ford New Holland Inc. and the combination of that Company with Fiat Geotech. From 1987 Mr. Gerrity was President and Chief Executive Officer of Ford
                   New Holland Inc. and had been associated with Ford Motor Company since 1965 spending much of his career in international operations in Latin America and Europe. Also a Director of Harnischfeger Industries Inc.
        ------------------------------------------------------------------------
                   KAREN N. HORN           Age: 51
                   Director Since 1987     Expiration of Present Term: 1997

                   Chairman and Chief Executive Officer, Bank One, Cleveland, N.A., Cleveland, OH, since April 1987. Previously and from 1982, President, Federal Reserve Bank of Cleveland. Also a director of British Petroleum Company P.L.C., Eli Lilly and Company, Guident Corp. and TRW Inc.
        ------------------------------------------------------------------------
                   WILLIAM D. MAROHN       Age: 54

                   Director Since 1993     Expiration of Present Term: 1997

                   President and Chief Operating Officer (since October 1992), Whirlpool Corporation, a manufacturer and marketer of major home appliances. Previously from January 1992, President and Chief Executive Officer, Whirlpool Europe, B.V. Prior thereto, Executive Vice President, North American Appliance Group from 1989 and previously President Kenmore Appliance Group from 1988. He has been associated with Whirlpool since 1964. Also a director of Whirlpool Corporation.
        ------------------------------------------------------------------------

                   STEVEN A. MINTER          Age: 56
                   Director Since 1990       Expiration of Proposed Term: 1998

                   Executive Director and President, The Cleveland Foundation since 1984. Also a director of Consolidated Natural Gas Company, The Goodyear Tire & Rubber Company and KeyCorp.
        ------------------------------------------------------------------------
                   JAN NICHOLSON             Age: 49
                   Director Since 1992       Expiration of Present Term: 1997

                   Since May 1994, Managing Director, Capital Markets Assurance Corporation. Previously Vice President, Citibank from 1981 and since 1991, head of the Northeast Department of Citicorp Real Estate. Previously from 1988, Managing Director of Capital Markets Assurance Corporation, a surety company founded by Citicorp. Also a director of Ball Corporation.
        ------------------------------------------------------------------------
                   PAUL G. SCHLOEMER         Age: 66
                   Director Since 1989       Expiration of Present Term: 1996

                   Retired, former President and Chief Executive Officer of Parker Hannifin Corporation, Cleveland, Ohio (1984-1993), a manufacturer of motion control systems and components for the industrial aviation, space and marine markets. Also director of Parker Hannifin, AMP Inc. and Esterline Technologies.

        ------------------------------------------------------------------------
                   WOLFGANG R. SCHMITT       Age: 51
                   Director Since 1987       Expiration of Present Term: 1997

                   Chairman (since September 1993) and Chief Executive Officer (since November 1992) of the Company; previously from November 1992, Co-Chairman. From May 1991, President and Chief Operating Officer, Executive Vice President
                   (1987-1991) and President of the Home Products Division (1984- 1990). Employed by the Company in various marketing and research and development assignments since 1966. Also director of Kimberly Clark Corporation and Parker Hannifin Corporation.
        ------------------------------------------------------------------------

- ---------
        Additional Information Concerning the Board of Directors
- --------------------------------------------------------------------------------

        BOARD COMMITTEES

          The Audit and Environmental Committee currently composed of Mss. Coulson and Nicholson (Chair) and Messrs. Gerrity, Marohn and Schloemer held two meetings during 1994. This Committee reviews with the independent accountants the scope and results of audits, their other activities for the Company as well as their fees and selection; reviews the activities of the internal audit staff;

    the adequacy of internal accounting and control procedures of the Company; environmental issues, and the administration of the retirement funds of the Company.

    The Compensation and Management Development Committee comprised of all outside Directors with Mr. Schloemer as Chair held four meetings during 1994. The Committee reviews policies and programs for the development of management personnel; approves the election as well as the compensation of the officers and key employees of the Company, and executes the functions of the Committees specified in the Amended 1989 Restricted Stock Incentive and Option Plan, the Management Incentive Plan, the 1993 Deferred Compensation Plan and the Supplemental Executive Retirement Plan.

    The Nominating and Directors' Activity Committee currently comprised of Ms. Horn (Chair) and Messrs Barrett, Ebert, Gault and Minter held four meetings during 1994. The Committee reviews and recommends to the Board candidates for election to the Board of Directors, the types and functions of Board committees and assignment of Directors thereto, the structure of the Board and Directors' compensation. In carrying out its functions in regard to Board membership, the Committee will consider nominees recommended by shareholders upon written submission of pertinent data to the attention of the Corporate Secretary. Such data should include complete information as to the identity of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, particular field or fields of expertise, and reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a Director of the Company as well as what particular contribution to the success of the Company such person could be expected to make.

      In addition to the committee meetings set out above, the Board of Directors held eight meetings during 1994.

- ---------
        Remuneration of Directors
- -------------------------------------------------------------------------------

      The Board of Directors establishes the fees paid to Directors and Board Committee members for services in those capacities. The current schedule of Director fees is as follows:

                (1) For service as a member of the Board, $24,000 per annum, payable quarterly, plus $1,000 for attendance at each meeting of the Board;

                (2) For service as a Board Committee member, $1,000 for attendance at each Committee meeting held on a date other than a date on which the Board of Directors meets or $500 for attendance at any additional Committee meeting held on such date or a Committee meeting held on the same date on which the Board of Directors meets;

                (3) For service as Chairman of a Committee of the Board, a fee of $2,500 per annum.

                (4) The Board has adopted a policy which requires that a minimum of 25% of the fees earned by a Director be deferred into the Rubbermaid Stock Account of the 1993 Deferred Compensation Plan. Pursuant to the Plan, Rubbermaid Shares credited to a Directors account are distributed following termination of service as a Director.

      These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Company for expenses incurred in connection with service in that capacity.

      The Company has a Charitable Award Plan for Directors pursuant to which it will contribute a total of $500,000 in a Director's name, after death, to not more than two educational institutions recommended by the Director. The contribution will be the proceeds of insurance on the life of the Director; which insurance is purchased and owned by the Company which is also the beneficiary thereof. New Directors are required to serve three years to become eligible for this program. All current Directors except Ms. Nicholson and Messrs. Carroll, Gerrity and Marohn are participants in the Plan. The Company also provides non-management Directors with accidental death and dismemberment insurance of up to $250,000 for a covered loss.

- ---------
        Security Ownership of Certain Beneficial Owners
- --------------------------------------------------------------------------------

      The following tabulation presents information derived from Schedules 13-G filed with the Securities and Exchange Commission by persons beneficially owning more than five percent of the Company's Common Shares outstanding as of December 31, 1994.

                                TITLE OF CLASS: COMMON SHARES

                  NAME AND ADDRESS OF            AMOUNT AND NATURE OF      PERCENT
                   BENEFICIAL OWNER              BENEFICIAL OWNERSHIP      OF CLASS
          -----------------------------------    --------------------     ----------
          State Farm Mutual Automobile                10,058,800             6.2%
          Insurance Company and                         (Direct)
          Related Entities*
            One State Farm Plaza
            Bloomington, Illinois 61701

        -----------------------

        *Currently hold $4,285,714 of 9.55% First Mortgage Industrial Revenue
         Bonds due August 15, 1998, issued by the Cortland County N.Y. Industrial Development Agency, the interest and principal of which will be paid by a subsidiary of Rubbermaid Incorporated, with payment guaranteed by Rubbermaid Incorporated.

- ---------
        Ownership By Management of Common Shares
- --------------------------------------------------------------------------------

          The following table sets forth information as of January 31, 1995, with respect to the beneficial ownership of the Company's Common Shares by Directors, nominees, and certain executive officers and as a group, all directors, nominees and executive officers:

                                                           AMOUNT        PERCENT
                                                        BENEFICIALLY       OF
                             NAME                          OWNED          CLASS
          ------------------------------------------    ------------     -------
          Directors
            Tom H. Barrett (a)(b)...................         20,662        *
            Robert O. Ebert (b).....................      2,052,748        1.3
            Stanley C. Gault (b)(c).................        418,170        *
            Robert M. Gerrity (b)...................          4,457        *
            Karen N. Horn (b).......................          1,749        *
            William D. Marohn (b)...................          1,998        *
            Steven A. Minter (b)....................          4,373        *
            Jan Nicholson (b).......................      2,050,077        1.3
            Paul G. Schloemer (b)...................          5,121        *
          Executive Officers
            Wolfgang R. Schmitt (a)(c)..............        181,519        *
            Charles A. Carroll (a)(c)...............         52,848        *
            Joseph M. Ramos (c).....................         14,079        *
            Gary F. Mattison (a)(c).................         20,186        *
            Fred S. Grunewald (c)...................          9,469        *
            All of the above and other Executive
               Officers as a Group..................      5,070,923        3.1

        -----------------------

             * Less than 1%
           (a) Does not include shares held by or in trust by members and immediate families of
               Messrs. Barrett (73), Schmitt (7,584), Carroll (230) and Mattison (20,068) as to which beneficial ownership is disclaimed.
           (b) Includes shares held under trust agreements -- Ebert (sole investment power 1,500, shared investment power 287,820), Horn (308) and Schmitt (4,000) as to which beneficial ownership is disclaimed. Mr. Ebert and two of his children are trustees of the Horatio
               B. Ebert Charitable Foundation which holds 258,012 shares of which he has sole investment power but as to which beneficial ownership is disclaimed. Ms. Nicholson is the General Partner of a Limited Partnership which holds 986,284 shares of which she is beneficial owner of 10,000 shares and disclaims beneficial ownership of the remainder.
               Includes shares held by the Rubbermaid Incorporated 1993 Deferred Compensation Plan
               which has sole voting power -- Barrett (14,071), Ebert (162), Gault (160), Gerrity
               (157), Horn (174), Marohn (798), Minter (3,113), Nicholson (169) and Schloemer (3,921).
           (c) Includes restricted shares issued pursuant to the Amended 1989 Restricted Stock
               Incentive and Option Plan as follows -- Gault (26,074), Schmitt (91,355), Carroll
               (40,799), Ramos (13,833), Mattison (13,038) and Grunewald (9,469).
               Two Executive Officers, Gary E. Kleinjan, President and General Manager of The Little
               Tikes Company and Carol S. Troyer, President and General Manager of Rubbermaid Office
               Products Inc. did not timely report on Form 3 at the time they became Executive
               Officers, 4,092 and 1,330 shares, respectively, which were held indirectly by them through brokers or other financial institutions.

- ---------
        Executive Compensation -- Report of Compensation Committee
- --------------------------------------------------------------------------------

          The Compensation and Management Development Committee of the Board of Directors is now composed of all 10 outside Directors. The Board is of the opinion that this is appropriate given the complexity, importance and public interest in executive compensation.

        COMPENSATION PHILOSOPHY

          The Company's compensation programs for Executive Officers reflect a long standing and strongly held belief in the principle of performance oriented compensation. The values that are integral to the design and operation of the Company's compensation programs include:

                1. Reward for sustainable shareholder wealth creation linked to the interests of shareholders.

                2. Linkage to the business strategies of the corporation and its divisions.

                3. Emphasis on variable rather than fixed compensation.

                4. Balance between long term and short term performance
                   compensation.

          The executive compensation program of the Company is comprised of base salary, an annual cash incentive and annual grants of restricted stock and stock options.

        COMPENSATION ELEMENTS

          BASE SALARY

          At the Executive Officer level, base salaries are conservative when compared with companies of similar size and financial performance. Salary ranges are assigned to each position based on a comparison of Rubbermaid positions with similar positions in companies of similar size in the durable and nondurable goods category of national executive compensation surveys, with range midpoints established at the average of the marketplace. Actual salaries within the appropriate range depend upon individual performance, experience and internal equity and are reviewed and may be adjusted annually by the Committee.

          Effective November 1, 1994 the Compensation Committee increased the base salary of the Chairman and Chief Executive Officer, Mr. Schmitt, by 10%. The adjustment to Mr. Schmitt's compensation brings him to the minimum of the salary range for his position. Prior to making the aforementioned increase, the Committee reviewed the Company's performance against previously agreed upon performance objectives. The Committee also changed Mr. Schmitt's base salary review date from November 1 to February 1. As a consequence, Mr. Schmitt's base salary will not be adjusted during 1995.

          ANNUAL INCENTIVE COMPENSATION

          The Company's annual incentive compensation plan was approved by shareholders at the 1994 Annual Meeting. Awards under the plan are payable only if the Company's return on net assets exceeds a minimum level of 4% after which a bonus pool is funded in an amount not to exceed 5% of the corporation's earnings before tax. The Company's 1994 performance was in excess of the 4% return on net asset threshold as it has been in prior years. It is the opinion of the Committee that such an arrangement is in the best long term interests of shareholders because participants are rewarded only after shareholders have received a return on their investment.

          The size of individual participant awards varies based upon weighting factors which account for salary range, experience, and individual and business unit performance (mainly earnings and return on assets employed).

          The amount of annual incentive cash compensation available for any Executive Officer in any year is limited to 60% of the executive's targeted payout. Any amount of such compensation in excess of the aforementioned 60% is required to be taken in the form of a three year performance based restricted stock grant. This conversion of current compensation to restricted stock aligns executive compensation with shareholders interests; i.e. the ultimate value earned by an executive is a function of Company financial performance, changes in share price and dividend payments over the term of the grant. Such restricted stock awards are in addition to other awards made pursuant to the Restricted Stock Plan, thereby increasing the incentive of the Executive Officers to optimize the performance of the Company's stock and more closely aligning their interests with other shareholders.

          To assure objectivity in the evaluation of Company and individual business unit performance, the Chief Executive Officer does not participate in the plan. It has, however, been the practice of the Compensation Committee to determine Mr. Schmitt's annual bonus in a manner similar to that provided for in the plan, including the provisions which limits the amount of cash compensation payable to Mr. Schmitt in any single year. This practice was approved by the shareholders at the 1994 Annual Meeting when they adopted the Chief Executive Officer Incentive Plan which creates a payment fund determined using the same formula contained in the plan for the other Executive Officers, but it may not exceed 1% of earnings before income taxes, with the exact amount of the payment to the Chief Executive Officer from the Fund being determined by the Committee. Mr. Schmitt was paid approximately 32% of the amount generated by the formula for 1994 in the form of cash or a three year performance based restricted stock grant.

        LONG TERM INCENTIVE COMPENSATION

          RESTRICTED STOCK AWARDS

          Since 1979, long-term incentive compensation has been comprised of the Restricted Stock Plan which is tied to the financial performance of the Company. The Committee annually reviews the performance plans of each business and the performance expectations of the Company overall. The performance history and expected performance contributions of each business and the Company provide the appropriate foundation for the establishment of long-term compensation performance objectives.

          At the 1994 Annual Meeting, shareholders approved the formula utilized to determine lapse of restrictions on restricted stock awards and amended the Plan to provide for grants of stock options. The intent of both plans is to reward executive performance and to build the executive's equity interest in the Company. The Committee has also established share ownership guidelines for executives which outline the minimum value of Rubbermaid stock each Executive Officer is expected to hold. These holding requirements do not include shares in existing restricted stock awards nor unvested or vested but unexercised stock options.

          On an annual basis, three and five year restricted stock grants are made to Company Executive Officers. The number of restricted shares ultimately received from awards under the Plan depends entirely on the extent to which after-tax returns on net assets measured over periods ranging from three to five years are achieved. Individual awards are determined by a formula utilizing a percentage of base salary arrived at by application of a weighting factor. The amount thus determined is divided by a 30-day average Rubbermaid stock price to arrive at the number of shares to be awarded. All shares are forfeited if the Company's return on net assets does not average 6% over the performance period. This goal has been achieved for restricted stock award cycles ending during the years covered by the Summary Compensation Table. Between 6% and the 12.5% target return on net assets, a pro rata formula determines the number of shares to be received, with all shares being received if the target is achieved. In the event the 12.5% target return on net assets is exceeded, supplemental cash awards, not to exceed 83% of the value of the shares originally awarded, are paid. The amount of these cash awards is determined by formula which measures the extent to which the target return on net assets is exceeded.

        STOCK OPTIONS

          At the 1994 Annual Meeting, shareholders approved amendment of the Restricted Stock Plan to provide for grants of stock options. The granting of options provides an element of compensation that also aligns the interests of Executive Officers with other shareholders. As a consequence, the Committee adopted a stock option award program which provides for the granting of 10 year options which vest in 25% increments in years 4 through 7 following the date of grant. This vesting schedule means that Executive Officers cannot benefit from the grant of stock options until four years have elapsed from the date of grant and the price of the Company's stock has increased above the original grant price. The Committee felt that it is beneficial to have a performance horizon longer than the five years in the current Restricted Stock Plan award program.

          In order to achieve the appropriate balance among compensation elements, the Company reduced the size of the five year restricted stock awards made to executives who receive stock options. The exercise price of stock options awards is the fair market value of Rubbermaid stock on the date of grant.

        CHIEF EXECUTIVE OFFICERS COMPENSATION

          The compensation program for Mr. Schmitt including salary, annual cash incentive, restricted stock and stock options was determined using the criteria set forth above. As with the other Executive Officers, heavy emphasis is placed on incentive compensation with approximately 70% of his 1994 compensation being incentive based. The specifics of Mr. Schmitt's compensation package, like that of other Executive Officers, is determined, in the case of salary, by reference to national marketplace data on similar positions. With regard to annual and longer term incentive performance payments, the size of such payments or awards to Mr. Schmitt are determined by reference to the aforementioned plans which determine payments to the other Executive Officers which payment or awards are adjusted upward to account for his responsibilities and ultimate accountability for Company performance.

        THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

          Paul G. Schloemer (Chair)           Robert M. Gerrity
          Tom H. Barrett                      Karen N. Horn
          Zoe Coulson                         William D. Marohn
          Robert O. Ebert                     Steven A. Minter
          Stanley C. Gault                    Jan Nicholson

- ---------
        Compensation Committee Interlocks and Insider Participation
- --------------------------------------------------------------------------------

          Mr. Gault who is a member of the Compensation and Management Development Committee was Chairman of the Board and Chief Executive Officer of the Company from 1980 until 1991 and Co-Chairman of the Board from November 1992 until September 1993.

- ---------
        Summary Compensation Table
- -------------------------------------------------------------------------------

          The following table sets forth the compensation received for the three years ended December 31, 1994 by the persons who were at December 31, 1994 the Company's Chief Executive Officer and the four other most highly paid Executive Officers.

                                        ANNUAL COMPENSATION                                   LONG TERM
           -----------------------------------------------------------------------------     COMPENSATION
                                                                               OTHER         ------------     ALL OTHER
                                                                               ANNUAL         RESTRICTED       COMPEN-
                                                     SALARY      BONUS      COMPENSATION     STOCK AWARDS      SATION
           NAME AND PRINCIPAL POSITION     YEAR       ($)         ($)           ($)*            ($)**          ($)***
           ----------------------------    -----    --------    --------    ------------     ------------     ---------
           WOLFGANG R. SCHMITT              1994     395,060     656,123       351,775          844,608        266,434
           Chairman of the Board            1993     363,746     600,211       235,947          592,481        246,805
           and Chief Executive              1992     278,752     424,856       122,699          537,900        178,525
           Officer

           CHARLES A. CARROLL               1994     270,208     373,025        79,720          361,624        141,954
           President and Chief              1993     215,549     282,696        26,105          160,190        106,969
           Operating Officer                1992     177,342     223,451        22,354          154,241         70,507

           JOSEPH M. RAMOS                  1994     173,377     187,247            --           87,082         69,321
           President, Rubbermaid            1993     167,200     170,544            --           42,572         47,253
           Commercial Products Inc.         1992     161,846     164,000            --          240,247         39,571

           GARY F. MATTISON                 1994     141,180     166,710        26,478           99,616        104,793
           President, Rubbermaid            1993     131,810     140,791        26,517           38,121         95,935
           Specialty Products Inc.          1992     118,420     101,022        24,430           43,677         70,584

           FRED S. GRUNEWALD                1994     155,135     139,620            --          169,055         43,144
           President, Home                  1993          --          --            --               --             --
           Products Division                1992          --          --            --               --             --

        -----------------------

             * Cash award for Company exceeding Restricted Stock Performance Target. The value of perquisites and other personal benefits is not included since the value of such compensation is below minimum required disclosure thresholds.
            ** Shares ultimately received after a specific holding period depends upon achievement of
               Company financial objectives over such period. Dividends are paid on restricted stock at the same rate as unrestricted shares. Year end 1994 restricted stock holdings and the value thereof based on the year-end closing price of Rubbermaid stock is as follows:
               Schmitt -- 60,665 shares ($1,744,119); Carroll -- 23,574 shares ($677,953); Ramos --
               11,001 shares ($316,279); Mattison -- 9,157 shares ($263,264) and Grunewald -- 6,471 shares ($186,041). Shares which will vest in under three years, assuming achievement of financial objectives, are as follows: Schmitt (12,642, 1995; 16,770, 1996); Carroll
               (2,402, 1995; 6,096, 1996); Ramos (308, 1995; 1,013, 1996); Mattison (1,255, 1996) and
               Grunewald (5,000, 1997). Shares awarded to Mr. Ramos in 1992 and Mr. Grunewald in 1994 included shares to replace long term incentives forfeited upon leaving a previous employer.
           *** The amounts disclosed in this column include:
               (a)  Company paid premiums for group life insurance on behalf of Schmitt (1994-$1,302,
                    1993-$908, 1992-$822); Carroll (1994-$896, 1993-$635, 1992-$430); Ramos (1994-$847,
                    1993-$569, 1992-$587); Mattison (1994-$412, 1993-$280, 1992-$127) and Grunewald
                    (1994-$815).
               (b)  Contributions or accruals pursuant to defined contribution retirement plans on behalf of Schmitt, (1994-$214,472, 1993-$216,780, 1992-$158,836); Carroll,
                    (1994-$127,168, 1993-

                                       13

                    $101,344, 1992-$70,269); Ramos, (1994-$66,362, 1993-$49,857, 1992-$43,866);
                    Mattison (1994-$58,451, 1993-$42,434, 1992-$33,320); and Grunewald (1994-$42,329).
                    Vesting is on a graduated schedule commencing after three years of service with
                    100% vesting after seven years.
               (c)  Interest accrued on deferred compensation in excess of a "fair market rate"
                    established by S.E.C. rules (120% of applicable federal long-term rate, which for
                    1994 was 8.743%, 1993 - 8.780% and 1992 - 9.310%) on behalf of Schmitt (1994 -
                    $50,660, 1993-$64,637, 1992-$41,819); Carroll (1994-$13,800, 1993-$19,618,
                    1992-$11,713); Ramos (1994-$2,112, 1993-$2,701); and Mattison (1994-$45,930,
                    1993-$53,221, 1992-$37,237).

- ---------
        Option/SAR Grants in Last Fiscal Year
- -------------------------------------------------------------------------------


                                         INDIVIDUAL GRANTS                                                 POTENTIAL REALIZABLE
            ----------------------------------------------------------------------------                          VALUE
                                                NUMBER OF     % OF TOTAL                                 AT ASSUMED ANNUAL RATES
                                                SECURITIES   OPTIONS/SARS                                     OF STOCK PRICE
                                                UNDERLYING    GRANTED TO                                       APPRECIATION
                                                OPTIONS/      EMPLOYEES      EXERCISE OR                     FOR OPTION TERM
                                                  SARS        IN FISCAL      BASE PRICE     EXPIRATION   ------------------------
                          NAME                  GRANTED(#)       YEAR          ($/SH)          DATE        5%($)         10%($)
            ---------------------------------   ---------    ------------    -----------    ----------   ----------    ----------
            W.R. Schmitt.....................    175,000         45.99%         34.63       1/12/2004    $3,817,958    $9,635,798
                                                  21,000          5.52%         26.06       7/18/2004       344,774       870,143
            C.A. Carroll.....................     50,000         13.14%         25.25       6/27/2004       795,375     2,007,375
                                                  10,500          2.76%         26.06       7/18/2004       172,387       435,072
            J.R. Ramos.......................      4,200          1.10%         26.06       7/18/2004        68,955       174,029
            G.F. Mattison....................      3,850          1.01%         26.06       7/18/2004        63,209       159,526
            F.S. Grunewald...................     10,000          2.63%         26.69       4/26/2004       168,147       424,371
                                                   4,200          1.10%         26.06       7/18/2004        68,955       174,029

          All options are granted at the fair market price of Rubbermaid Common Shares on the grant date and expire ten years from the grant date. Options vest over a seven year period with one-fourth of the shares becoming exercisable on each of the fourth through seventh anniversaries of the grant date. No stock appreciation rights (SARs) were attached to these options.

          The dollar amounts under the potential realizable value column are the result of calculations of assumed annual compound rates of appreciation over the ten-year life of the options in accordance with the proxy regulations of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's common stock. The actual value, if any, an executive may realize will depend on the excess of the market price of the shares over the exercise price on the date the option is exercised.

- ---------
        Defined Benefit Retirement Plans
- -------------------------------------------------------------------------------

        SALARIED EMPLOYEES' RETIREMENT PLAN

          The following table shows the estimated annual retirement benefit payable to participants in the Rubbermaid Incorporated Salaried Employees' Retirement Plan at age 65 for 120 months, irrespective of how long the participant lives. Other actuarially equivalent value of forms of pension income may be requested. Only employees hired prior to October 1, 1972, are participants in this Plan.

                ESTIMATED ANNUAL BENEFITS - DEFINED BENEFIT PENSION PLAN

                                      YEARS OF SERVICE
            ANNUAL        -----------------------------------------
          BASE SALARY       10         15         20          25
          -----------     -------    -------    -------    --------
           $ 200,000       20,000     30,000     40,000      50,000
             250,000       25,000     37,500     50,000      62,500
             300,000       30,000     45,000     60,000      75,000
             350,000       35,000     52,500     70,000      87,500
             400,000       40,000     60,000     80,000     100,000
             450,000       45,000     67,500     90,000     112,500

          Benefits are based on a formula which provides for payment of 1% of base salary for each year of service, to a maximum of 25 years. Messrs. Schmitt, Carroll and Mattison are participants in the Plan with 29, 24 and 27 years of credited years respectively, however, benefit accruals (salary increases and years of service) for them have been suspended since 1989 because of government regulations affecting "highly compensated employees". As a result, they will receive a significantly reduced benefit from the Plan.

        SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

          The following table shows the benefit which would be received by a participant in the Rubbermaid Supplemental Executive Retirement Plan with at least five years of service and election of a single life annuity, which benefit is reduced by (1) any benefits provided under any other retirement plans (including defined contribution retirement plans) of the Company; (2) primary Social Security benefits; and (3) amounts payable from any prior employer retirement plans.

                                       ESTIMATED ANNUAL COMBINED BENEFIT
                                                   PAYABLE AT
                     FINAL AVERAGE     ----------------------------------
                     COMPENSATION*      AGE 55       AGE 60       AGE 65
                     -------------     --------     --------     --------
                      $   600,000      $297,000     $313,500     $330,000
                          800,000       396,000      418,000      440,000
                        1,000,000       495,000      522,500      550,000
                        1,200,000       594,000      627,000      660,000
                        1,400,000       693,000      731,500      770,000

        -----------------------

        * Salary, bonus and five year restricted stock award value.

          Benefits under the Rubbermaid Incorporated Supplemental Executive Retirement Plan are payable for life, equal to 55% of the average of salary, bonus and five year restricted stock award value earned during the highest five years of the final ten years of employment, less payments from other Company retirement plans, social security and prior employer plans. Covered compensation includes annual salary and bonus, including, with respect to the latter, any amount of bonus paid in the form of restricted stock awards with vesting schedules less than three years. Mr. Schmitt is a participant in the Plan with 29 years of credited service. Participants may retire, with reduced benefits, at age 60 or prior thereto beginning at age 55 with the approval of the Chief Executive Officer. In 1988, pursuant to a Plan amendment providing for the funding of benefits for vested participants, the Company adopted the practice of purchasing annuities on behalf of vested Plan participants which will provide the after-tax equivalent of the required benefit. Death benefits are provided to the surviving spouse of a participant age 55 or older with five years' service. This age requirement has been waived for Mr. Schmitt. Plan benefits are not vested in the event of termination of employment prior to qualification for normal, early, or disability retirement except in the event of change of control of the Company when special vesting occurs. With regard to Mr. Schmitt, provision has been made for voluntary retirement at any time after age 50 with benefits, 55% of covered compensation, reduced 2% for each year retirement is prior to age 60. In the event of involuntary termination of employment after age 50, but before age 60, benefits would commence at age 60 based upon 55% of covered compensation at the time of involuntary termination of employment.

- ---------
        Executive Officer Contracts
- -------------------------------------------------------------------------------

          The Company's Executive Officers have employment agreements with the Company which become effective only in the event of a change of control of the Company as provided in the Company's Amended and Restated Articles of Incorporation, or in the event any person becomes the beneficial owner, directly or indirectly, of 20% or more of the outstanding shares of the Company. The agreements provide for continuing such executives in the employment of the Company for a period of five years following such a change of control or until attainment of normal retirement age, whichever first occurs. During such five year period, the executive will receive salary, bonus and benefits no less than those in effect at the time of a change of control. All such executives have the right to voluntarily terminate their employment within 18 months after a change of control and receive an amount equal to the value of two years' salary, bonus and benefits. All of the executives have the right to terminate employment following a change of control in the event their duties, salaries, benefits, etc., are subsequently reduced. In such event, their salary, bonus and an amount to cover benefits for the remainder of the five year period would be paid in a present value lump sum.

- ---------
        Rubbermaid Stock Performance
- -------------------------------------------------------------------------------

          Following is a graph which compares the five year cumulative return from investing $100 at the end of 1989 in Rubbermaid common stock, the S&P 500 index of companies and the S&P Industrials index of companies, with dividends assumed to be reinvested when received. The S&P Industrials index includes a broad range of manufacturers. Because of the diversity of the Company's business it is felt that comparison with this broader index is appropriate.

      Measurement Period
    (Fiscal Year Covered)             RBD           S&P 500        S&P INDST
            1989                        100.00          100.00          100.00
            1990                           116              97              99
            1991                           214             126             130
            1992                           179             136             137
            1993                           199             150             149
            1994                           167             152             155

        Assumes $100 invested on December 31, 1989 and reinvestment of dividends.

- ---------
        Independent Public Accountants
- -------------------------------------------------------------------------------

          As recommended by the Audit Committee, the Board of Directors appointed KPMG Peat Marwick LLP as the independent public accountants to audit the books and records of the Company for the year ending December 31, 1995. This firm has been the independent accountants of record continuously since 1934. It is expected that a representative of Peat Marwick will be in attendance at the Annual Meeting to respond to appropriate oral questions of shareholders and to make such statement as may be desired.

- ---------
        1996 Proposals of Security Holders
- -------------------------------------------------------------------------------

          Pursuant to rules of the Securities and Exchange Commission, a shareholder may present a proposal to be voted on at the 1996 annual meeting of shareholders; and, provided such proposal meets all of the requirements of the rules and is received by the Company prior to November 10, 1995, it will be included in the proxy statement and form of proxy relating to such meeting.

- ---------
        Other Business
- -------------------------------------------------------------------------------

          The Annual Meeting is called for the purposes set forth in the Notice. The Board of Directors does not know of any matter for action by the shareholders at the meeting other than the matters described in the Notice. However, the enclosed Proxy confers discretionary authority with respect to matters which are not known to the Board at the date of printing hereof and which may properly come before the meeting. It is the intention of the persons named in the Proxy to vote the Proxy in accordance with their best judgment on any such matter.

        By order of the Board of Directors.

                                                JAMES A. MORGAN
                                                   Secretary

                           RUBBERMAID INCORPORATED
         BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING, APRIL 25, 1995

P       The undersigned, having received the Notice of Meeting and Proxy
R   Statement, hereby makes, constitutes, and appoints Stanley C. Gault, Karen
O   N. Horn and William D. Marohn, and each of them (with full power of
X   substitution respectively), true and lawful attorneys and proxies for the
Y undersigned to attend the Annual Meeting to be held on April 25, 1995, at Wooster, Ohio, and any adjournments thereof.

        THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED; IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR DIRECTOR NOMINEES AND AGAINST PROPOSAL 2. IN THEIR DISCRETION THE PARTIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                   SEE REVERSE
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE

/X/ Please mark
    votes as in
    this example.

MANAGEMENT RECOMMENDS A VOTE FOR:                               MANAGEMENT RECOMMENDS A VOTE AGAINST:
1. Election of Directors                                                                              FOR   AGAINST   ABSTAIN
   NOMINEES: Tom H. Barrett, Charles A. Carroll,                2. Shareholder proposal concerning    / /     / /       / /
   Robert O. Ebert, Steven A. Minter                               the voting of proxies.

        FOR     Withheld
        / /       / /                                               MARK HERE                   MARK HERE
                                                                   FOR ADDRESS   / /            FOR TICKET  / /
For except vote withheld from the following nominee(s):             CHANGE AND                  TO ATTEND
                                                                   NOTE AT LEFT                  MEETING
               _________________________
                                                                NOTE: Please sign exactly as name appears hereon. Joint
                                                                owners should each sign. When signing as attorney,
                                                                executor, administrator, trustee or guardian, please give
                                                                full title as such.

                                                                Signature:__________________________________Date____________
                                                                Signature:__________________________________Date____________

